EXHIBIT 99.1

CONTACT:	Suzanne Shirley (714) 226-3470 or Dan Yarbrough (714) 226-3540

FOR IMMEDIATE RELEASE

PACIFICARE HEALTH SYSTEMS ANNOUNCES CLOSING OF NEW
$300 MILLION SENIOR SECURED CREDIT FACILITIES

     CYPRESS, Calif., June 3, 2003 – PacifiCare Health Systems, Inc. (Nasdaq: PHSY), today announced the closing of its new $300 million senior secured credit facilities, which consist of a $150 million revolver due in 2006 and a $150 million term loan due in 2008. The company will use the facilities to re-pay the full $131 million of outstanding debt under its existing bank facility, and the remainder will be available for general corporate purposes.

     JPMorgan Chase Bank served as Administrative Agent and as Collateral Agent, J.P. Morgan Securities Inc. and Morgan Stanley Senior Funding, Inc. served as Co-Lead Arrangers and Joint Bookrunners, and CIBC World Markets Corp. and Wells Fargo Bank, N.A. served as Co-Documentation Agents.

     This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include expectations regarding the use of the new bank facility. These forward-looking statements are subject to certain risks and uncertainties and could cause actual facts or results to differ materially from those the company anticipates. Additional information on risks and uncertainties that could potentially affect financial results may be found in documents filed with the SEC, including the Form 10-Q for the quarter ended March 31, 2003.

     PacifiCare Health Systems serves about 3 million health plan members and approximately 9 million specialty plan members nationwide, and has annual revenues of about $11 billion. PacifiCare is celebrating its 25th anniversary as one of the nation’s largest consumer health organizations, offering individuals, employers and Medicare beneficiaries a variety of consumer-driven health care and life insurance products.

     Specialty operations include behavioral health, dental and vision, and complete pharmacy and medical management through its wholly-owned subsidiary, Prescription Solutions. More information on PacifiCare is available at www.pacificare.com.